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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2003

UNIVERSAL COMPRESSION HOLDINGS, INC.
UNIVERSAL COMPRESSION, INC.
(Exact names of registrants as specified in their charters)

Delaware Texas (States or other jurisdictions of incorporation)	001-15843 333-48279 (Commission file numbers)	13-3989167 74-1282680 (IRS employer identification nos.)
4444 Brittmoore Road, Houston, Texas (Address of principal executive offices)		77041 (Zip code)

        (713) 335-7000
(Registrants' telephone number, including area code)

Item 7. Financial Statements and Exhibits.

  (c)
  Exhibits

Exhibit No.	Description
99.1	Press Release dated January 27, 2003

Item 9. Regulation FD Disclosure.

        On January 27, 2003, Universal Compression Holdings, Inc. (the "Company") issued a press release announcing earnings for its third fiscal quarter, ended December 31, 2002, of the 2003 fiscal year. A copy of the press release is furnished herewith as Exhibit 99.1.

        On Tuesday morning, January 28, 2003, the Company broadcast a conference call live over the Internet to investors to discuss the results of its fiscal 2003 third quarter ended December 31, 2002, and other corporate matters. A transcript of the call will be archived through February 4, 2003 for those unable to listen to the live broadcast. To access the transcript, log on to www.universalcompression.com or www.prnewswire.com or call (402) 998-0851.

        During the call, the Company discussed its revenue, earnings per share and EBITDA, as adjusted (as defined below), for the recent quarter, as well as horsepower utilization rates, profit margin information with respect to its various business segments and its fabrication backlog for the quarter. As of December 31, 2002, after giving effect to the consolidation of its two operating lease facilities, the Company's debt to total capitalization ratio was approximately 57%. Working capital, net of cash balance, was approximately $85 million as of December 31, 2002, as compared to $114 million as of September 30, 2002.

        The Company also discussed its preliminary expectations for the quarter ending March 31, 2003, including revenue of approximately $160-165 million, EBITDA, as adjusted, of approximately $52-53 million, interest expense of approximately $21 million and selling, general and administrative expenses of approximately $16.5 million. Earnings per share for the current quarter are expected to be around $0.22 to $0.24 on a diluted basis. The Company indicated that it currently has a fabrication backlog of approximately $60 million, of which approximately one-half is international.

        The Company also indicated that depreciation expense for the fiscal 2003 fourth quarter will likely be affected by the following two factors. First, the Company is now incurring depreciation expense on compressor units that were previously included in the two operating lease facilities that are now included on the Company's balance sheet. Second, the Company anticipates that its study of the estimated useful life of its compressor units will be completed by March 2003 and will result in an extension of the depreciable life of many of the Company's compressor units from the current depreciable life of 15 years to a total depreciable life of 25 to 30 years. This change in depreciable life is expected to be effective as of January 1, 2003. Including these factors as well as increased depreciation associated with the Company's ongoing capital expenditures, the Company expects depreciation expense of approximately $19.5-20 million for the fiscal 2003 fourth quarter.

        For the current fiscal year ending March 31, 2003, the Company discussed its expectations for EBITDA, as adjusted, of approximately $202-203 million, capital expenditures to be approximately $125-130 million and earnings per share to be approximately $1.10.

        EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, lease expense, depreciation and amortization, foreign currency gains or losses, non-recurring items and extraordinary gains or losses. EBITDA, as adjusted, represents a measure upon which the Company's management assesses financial performance, and financial covenants in the Company's current financing arrangements are tied to similar measures. EBITDA, as adjusted, is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net income as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of the Company's liquidity. Additionally, the EBITDA, as adjusted, computation used herein may not be comparable to other similarly titled measure of other companies.

        Statements about the Company's outlook and all other statements in this Report other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are beyond the Company's control that could cause its actual results to differ materially from such statements. While the Company believes that the assumptions concerning future events are reasonable, there are inherent difficulties in predicting certain important factors that could impact our future performance. Such risks and uncertainties include, but are not limited to, (1) conditions in the oil and gas industry, including the demand for natural gas as well as impacts from the price of natural gas and oil, (2) failure to consummate acquisitions or integrate acquired businesses, (3) competition among the various providers of contract compression services, (4) changes in safety and environmental regulations pertaining to the production and transportation of natural gas, (5) changes in economic or political conditions in the markets in which the Company operates, (6) acts of war or terrorism or governmental or military responses thereto, (7) introduction of competing technologies by other companies, (8) the ability to retain and grow our customer base, (9) employment workforce factors, including loss of key employees and (10) liability claims related to the use of the Company's products and services. These factors, when applicable, are discussed in the Company's filings with the Securities and Exchange Commission, copies of which are available to the public. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

UNIVERSAL COMPRESSION HOLDINGS, INC. UNIVERSAL COMPRESSION, INC. (Registrants)
Date: January 29, 2003	By:	/s/ RICHARD W. FITZGERALD Richard W. FitzGerald Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 27, 2003

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  Item 7. Financial Statements and Exhibits.
  Item 9. Regulation FD Disclosure.
SIGNATURE
EXHIBIT INDEX